Exhibit 99.1

PRESS RELEASE
   Lincoln Educational Services Corporation Reports Strong 3rd Quarter Results

West Orange, New Jersey, November 4, 2005 - Lincoln Educational Services Corporation (Nasdaq: LINC) ("Lincoln") today reported strong results for the third quarter of 2005. The Company also updated guidance for fiscal 2005.

Highlights:

     o    Revenue growth of 13.3% to $78.4 million

     o    Average enrollment growth of 8.6% to 18,029

     o Third quarter 2005 diluted EPS of $0.21. Excluding a charge of $0.01 per share of stock based compensation expense in accordance with SFAS No. 123 "Accounting for Stock Based Compensation", our earnings per diluted share would have been $0.22.

     o For fiscal 2005, we are reaffirming our diluted EPS guidance we previously provided of $0.73 to $0.81, representing year over year growth of 30% to 45%. Before accounting for stock based compensation expense of approximately $0.05 per fully diluted share, the Company expects EPS of $0.78 to $0.86.


Comment and Outlook

David F. Carney, Lincoln's Chairman and CEO, commented, "We are pleased with our third quarter results as we continue to deliver on our financial commitments despite operating in a more difficult environment than anticipated. Third quarter revenue, net income and earnings per share were all within our guidance, despite a challenging environment. We have made adjustments to our business model and cost structure across the Company and we remain focused on improving our marketing approach and maximizing the allocation of our resources.

Mr. Carney added, "Overall, we continue to make progress in improving our operations and strengthening our foundation for long-term growth. Specifically, we are prudently expanding capacity in areas where there is strong demand. We recently closed on a 100,000 square foot facility which will allow us to triple the size of our campus in Grand Prairie, Texas and are very pleased with enrollment trends at our recently expanded Indianapolis facility. We also continue to make progress in expanding our associate degree offerings, which serve to extend the length of time students remain in our programs. During the third quarter, the percentage of our students who were enrolled in associate degree programs increased from 10.7% to 15.0% (1,700 to 2,900 students) of our overall student population. In addition, The Center for Automotive Education and Training facility in Queens formally opened this week and our first class on that campus is expected to begin in the first quarter of 2006. Combined with our growth initiatives, including small acquisitions, our online initiative, and our ongoing focus on enhancing our program offerings, we are well positioned to deliver profitable growth for years to come."


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Mr. Carney concluded, "Based on our growth initiatives we remain confident in our ability to achieve our long term goal of generating annual revenue growth of 15%, with margin improvements translating into EPS earnings growth substantially in excess of our revenue growth. The significant progress we have made on our strategic initiatives supports our optimism."

For the full year 2005, Mr. Carney added that the company expects revenue growth of approximately 15% and EPS of $0.73 to $0.81, representing an EPS growth rate of 30% to 45%. Before accounting for stock based compensation expense of approximately $0.05 per fully dilutive share, the Company expects EPS of $0.78 to $0.86.


Operating Performance

Revenue for third quarter of 2005 was $78.4 million, a 13.3% increase from $69.2 million from the same quarter of last year. Excluding the acquisition of New England Technical Institute on January 11, 2005, revenues would have increased 6.6% over the same period last year. The primary driver of this growth was higher average student enrollment which increased 8.6% from the same quarter last year as well as from tuition increases. Excluding the acquisition of New England Technical Institute, average student enrollments increased 2.2% from the same quarter last year.

Operating income for the third quarter of 2005 was $7.9 million as compared to $8.3 million for the third quarter of 2004. This decrease was due to 17.5% and 14.2% increases, respectively, in educational services and facilities expenses and selling, general and administrative expenses.

The increase in educational services and facilities expenses for the third quarter of this year as compared to the 2004 quarter was due primarily to an increase in facilities expense associated with our new Queens, New York facility as well as due to other expanded facilities. Facilities expense also increased during the quarter by $0.2 million, which represents the depreciation catch-up of the accounting reclassification of our property previously listed as "held for sale" in Indianapolis, Indiana back into property, equipment and facilities. The facility is still for sale. The increase in educational services and facilities expenses is also attributed to increases in instructional costs and books and tools expenses to service the increase in student enrollment.

The increase in selling, general and administrative expenses for the third quarter of 2005 as compared to the 2004 quarter was primarily due to higher marketing expenses. Marketing expenses increased 25.5% due to increased cost of advertising (television, print and Internet) as well as increases to drive new student enrollments.

As a result, our overall operating margin was 10.1% for third quarter of 2005 as compared to 11.9% for the 2004 period.

Net income for the third quarter of 2005 was $5.5 million, or $0.21 per diluted share, as compared to $4.4 million or $0.19 per diluted share for the comparable period in 2004. Net income during the period was favorably impacted by the resolution of a tax contingency. Earnings per share includes a charge of $0.01 and $0.01 per share for the third quarter of 2005 and 2004, respectively, resulting from our use of the fair value method of accounting for stock based compensation as prescribed by Statement of Financial Accounting Standards No. 123 "Accounting for Stock-based Compensation".

Revenue for the nine months ended September 30, 2005 was $217.5 million, a 15.7% increase over the same period in 2004. Excluding our acquisition of New England Technical Institute, our revenue increased 9.4% over the same period in 2004. Income from operations for the nine months ended September 30, 2005 was $11.2 million, a decrease of 19.9% as compared to the same period in 2004. Operating margin for the nine months ended September 30, 2005 was 5.2% as compared to 7.4% for the same period in 2004.

Balance Sheet

As of September 30, 2005, we had $44.7 million in cash and cash equivalents, compared to $41.4 million at December 31, 2004.

As of September 30, 2005, our stockholders' equity was $123.3 million, compared to $58.1 million as of December 31, 2004 with the change resulting primarily from our stock sale.

Student Enrollment

Average student enrollment for third quarter of 2005 was 18,029 students, representing an increase of 8.6% from the third quarter last year. Excluding the acquisition of New England Technical Institute, our average student enrollment increased 2.2% over last year.

Average student enrollment for the nine months of 2005 was 17,544 students, representing an increase of 11.3% from the nine months last year. Excluding the acquisition of New England Technical Institute, our average student enrollment increased 4.8% over last year.

Conference Call Today

Lincoln will host a conference call today at 10:00 a.m. Eastern Standard Time. The conference call can be accessed by going to the IR portion of our website at www.lincolneducationalservices.com. Participants can also listen to the conference call by dialing (617) 213-8831 (international) or (866) 700-0133 (domestic) and citing code 82940573. Please log-on or dial-in at least 10 minutes prior to the start time to ensure a connection. An archived version of the webcast will be accessible for 90 days at www.lincolneducationalservices.com. A replay of the call will also be available for seven days by calling (617) 801-6888 (international) and (888) 286-8010 (domestic) citing code 47943105.

About Lincoln Educational Services Corporation

Lincoln is a leading and diversified for-profit provider of career-oriented post-secondary education. The Company offers recent high school graduates and working adults degree and diploma programs in four principal areas of study: automotive technology, health sciences (which includes programs for licensed practical nursing, medical administrative assistants, medical assistants, dental assistants, pharmacy technicians and massage therapists), skilled trades and business and information technology. Lincoln has provided the workforce with skilled technicians since its inception in 1946. Lincoln currently operates 32 campuses in 15 states under seven brands: Lincoln Technical Institute, The Cittone Institute, CEI, Denver Automotive and Diesel College, Nashville Auto-Diesel College, Southwestern College and New England Technical Institute. Lincoln has a combined enrollment of approximately 19,800 students as of September 30, 2005.

Statements in this press release regarding Lincoln's business which are not historical facts may be "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in Lincoln's registration statement on Form S-1, as amended. All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

                       (Please see financial attachments.)
Contacts:
Investors:                                        Press or Media:
John Buckley/Brad Edwards                         Jennifer Gery
Brainerd Communicators, Inc.                      Brainerd Communicators, Inc.
212-986-6667                                      212-986-6667


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


            LINCOLN EDUCATIONAL SERVICES CORPORATION AND SUBSIDIARIES

                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME

             FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2004 AND 2005
                    (In thousands, except per share amounts)
                                   (Unaudited)



                                                                     Three Months Ended September 30,
                                                                    -------------------------------
                                                                         2004            2005
                                                                    --------------- ---------------
REVENUES                                                            $       69,159  $       78,352
                                                                    --------------- ---------------
COSTS AND EXPENSES:
Educational services and facilities                                         27,666          32,514
Selling, general and administrative                                         33,237          37,943
Loss (gain) on sale of assets                                                    --             (3)
                                                                    --------------- ---------------
Total costs and expenses                                                    60,903          70,454
                                                                    --------------- ---------------
OPERATING INCOME                                                             8,256           7,898
INTEREST INCOME                                                                 32             278
INTEREST EXPENSE                                                              (771)           (472)
OTHER INCOME                                                                    36             243
                                                                    --------------- ---------------
INCOME BEFORE INCOME TAXES                                                   7,553           7,947
PROVISION FOR INCOME TAXES                                                   3,160           2,462
                                                                    --------------- ---------------
NET INCOME                                                          $        4,393  $        5,485
                                                                    --------------- ---------------
Earnings per share--basic:
Net income available to common shareholders                         $         0.20  $         0.22
                                                                    --------------- ---------------
Earnings per share--diluted:
Net income available to common shareholders                         $         0.19  $         0.21
                                                                    --------------- ---------------
Weighted average number of common share outstanding:
Basic                                                                       21,672          25,037
                                                                    --------------- ---------------
Diluted                                                                     23,147          25,992
                                                                    --------------- ---------------


Other data:
Depreciation and amortization                                               $2,640          $3,469
Number of campuses                                                              28              32
Average population                                                          16,607          18,029



Selected Consolidated Balance Sheet Data                   September 30,
          (unaudited)                                         2005
                                                      ------------------

Cash and cash equivalents                                    $44,695
Current assets                                                69,716
Working capital                                               14,708
Total assets                                                 192,494
Current liabilities                                           55,008
Long-term debt and capital lease
   Obligations, including current portion                     10,845
Total stockholders' equity                                   123,285



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